UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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POLYCOM, INC.

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On April 23, 2009, Polycom, Inc. (the “Company”) filed its Notice of 2009 Annual Meeting of Stockholders and Proxy Statement for 2009 Annual Meeting of Stockholders to be held on May 27, 2009 (the “proxy materials”). The proxy materials contain a proposal submitted to the Company’s stockholders to approve amendments to the 2004 Equity Incentive Plan and the 1996 Stock Incentive Plan to, among other things, permit the Company to undertake a one-time option exchange program as described therein (the “option exchange program”). The option exchange program will only be commenced, if at all, if the Company’s stockholders approve the proposal to approve the amendments to the 2004 Equity Incentive Plan and the 1996 Stock Incentive Plan to permit the option exchange program.

In connection with the option exchange program, we are providing the following documents:

Exhibit A	an e-mail from Robert C. Hagerty, the Company’s Chief Executive Officer, to all employees regarding the option exchange program;

Exhibit B	an e-mail from Gary M. Ziesés, the Company’s Senior Vice President, Human Resources, to certain members of the Company’s management regarding communications requirements for the option exchange program; and

Exhibit C	the Proposed Stock Option Exchange Program Frequently Asked Questions (the “FAQ”).

The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, the Company will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. The Company will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. The Company’s stockholders and option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, the Company’s stockholders and option holders may obtain free copies of the tender offer documents, when available, by contacting Polycom, Inc., 4750 Willow Rd, Pleasanton, CA 94588 Attention: Stock Administration Department.

Exhibit A	E-mail from Robert C. Hagerty to All Employees Regarding the Option Exchange Program, dated April 23, 2009

Exhibit B	E-mail from Gary M. Ziesés to Certain Members of Company Management Regarding Communications Requirements for the Option Exchange Program, dated April 23, 2009

Exhibit C	Proposed Stock Option Exchange Program Frequently Asked Questions, dated April 23, 2009

EXHIBIT A

To: All Employees

Subject: Proposed Stock Option Exchange Program

Today, we filed our annual proxy statement, and no doubt many of you will be reviewing it. This year, we have included an important proposal for our stockholders’ approval. I am very pleased to announce that we are asking our stockholders to approve a one-time stock option exchange program. If approved, this program would allow you to voluntarily exchange certain outstanding stock options for Restricted Stock Units (RSUs).

Many of you may currently hold stock options that are significantly underwater (i.e., the option’s strike price is higher than the company’s current stock price). Polycom’s Board of Directors and senior management team value our employees and recognize the importance of your participation in the company as a shareholder. As a result, we have developed a proposal that, if approved, will help remedy this situation.

The details of this proposal are included in the proxy at: www.polycom.com/2009proxy or www.sec.gov.

Our stockholders will vote on the proposal and decide whether to permit us to amend our stock plans and implement the exchange program. Additionally, we are asking our stockholders to increase the number of shares available under the 2004 Equity Incentive Plan by 3,600,000 shares.

If you are a stockholder of Polycom common stock—that is, you own shares outright—you may vote on this proposal yourself. You will receive proxy materials that will include voting instructions.

Our Annual Meeting of Stockholders is scheduled for May 27, 2009, where the vote will be determined. If approved, and if we decide to proceed with the exchange we will have up to one year to implement the exchange program. We may decide not to proceed with the exchange based on factors such as our stock price. Therefore, no date for the exchange has been determined at this point.

Please keep in mind that such option exchange proposals are regulated by the SEC and NASDAQ. We are only permitted to share with you the same information we share with our stockholders. Although we cannot provide more specifics about the program until after it is approved, we did prepare some FAQs to address your general questions. It can be found at:

[link]

We believe the exchange program demonstrates Polycom’s commitment to both our stockholders and employees. I will update you on the results of the vote after the stockholders’ meeting at the end of May.

Best regards,

Bob

Note: This email does not constitute an offer to holders of eligible options to exchange such options. The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, we will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. Our stockholders and option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, our stockholders and option holders may obtain free copies of the tender offer documents, when available, by contacting Polycom Inc., 4750 Willow Rd, Pleasanton, CA 94588 Attention: Stock Administration Department.

EXHIBIT B

To: Polycom’s Leadership Team

Subject: Proposed Stock Option Exchange Communications Requirements

Today, the company has filed its annual proxy statement, and we announced that we are asking our stockholders to approve a one-time stock option exchange program. Our annual stockholders’ meeting is scheduled for May 27, 2009, where the vote will be determined. If approved, we will have up to one year to implement the exchange program.

Should the company decide to launch the program, we will provide additional communications, employee meetings, and information at that time. In the meantime, please understand that such option exchange proposals are regulated by the SEC and NASDAQ. We are required to file all written or recorded information regarding the proposed exchange with the SEC.

As Polycom’s management team, it is likely that employees, consultants, vendors or customers will ask you questions regarding the exchange. Any communications between you and your employees or other constituents are governed by the same SEC rules and regulations. Therefore, we are asking that you adhere to the following communication requirements, without exception.

- Do not answer any questions. Refer the question back to the proxy, Bob’s email to employees or the FAQ. If that is not satisfactory, or doesn’t address their concern, you may refer questions to [            ] in the Legal Department or [            ] in Human Resources.

- Do not answer any question via email, voicemail or videomail. Any recorded message must be filed with the SEC. These filings are expensive and time-consuming. Also any incorrect information inadvertently given will require the company to take complex corrective steps in order to remain in compliance.

- Do not give any opinion or advice about whether someone should participate in the exchange.

- Do not guarantee or speculate about when the exchange may be implemented following stockholder approval. The decision of whether we implement the exchange and when it will be implemented will be made by Bob and the Board and will be communicated at the appropriate time through a Tender Offer.

- If you do forget and send an email or voicemail that you think may be outside of these requirements, you must contact [            ] in Legal or [            ] in Human Resources as soon as possible.

Thank you for your commitment to these requirements. We believe the exchange program is important for Polycom and our employees. We want to ensure that the proxy and voting process goes smoothly. We are counting on you to ensure that we follow all of these requirements. You are free to share these requirements with your employees or others who may make inquiries.

If you have any questions about these requirements, please contact [            ] in the Legal Department or [            ] in Human Resources. We will update you on the results of the vote after the stockholders’ meeting at the end of May.

Thanks,

Gary

Note: This email does not constitute an offer to holders of eligible options to exchange such options. The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, we will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. Our stockholders and option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, our stockholders and option holders may obtain free copies of the tender offer documents, when available, by contacting Polycom Inc., 4750 Willow Rd, Pleasanton, CA 94588 Attention: Stock Administration Department.

EXHIBIT C

Proposed Stock Option Exchange Program

Employee Frequently Asked Questions (FAQs)

On May 27, 2009, Polycom’s stockholders will meet and vote on a proposal to allow for a one-time stock option exchange program that would allow eligible employees to exchange certain outstanding stock options. This FAQ is intended to address questions you may have concerning the potential option exchange program and is intended only as general information. In all cases, if our stockholders approve the exchange program and the company subsequently decides to move forward with the exchange, the terms of the Tender Offer documents provided to each eligible employee will contain the final terms and conditions.

Q.	What exactly does the option exchange program do?

A.	The option exchange program would permit eligible employees to voluntarily exchange certain outstanding stock options for a set number of restricted stock units (RSUs) based on a ratio described in more detail below. If approved by our stockholders, the company will have twelve months following the stockholders approval to implement the exchange program, when and if it is still determined to be appropriate and to meet our objectives.

Q.	Remind me, what is the difference between a stock option and an RSU?

A.	A stock option provides the opportunity to buy stock at an established price, commonly known as an “exercise price” or “strike price.” An RSU is a promise to issue shares of company common stock with no strike price, in other words a full value share, provided you have met the vesting requirements. Only outstanding (unexercised and unexpired) stock options would be included in the exchange, not any previously granted RSUs.

Q.	Will I have to buy the RSUs as part of the exchange?

A.	No, the RSUs you would receive would be automatically awarded to you once your options have been cancelled. Upon vesting of your RSUs, you would receive Polycom shares.

Q.	Why are we exchanging options for RSUs?

A.	Over the last few years, Polycom’s compensation program has moved from stock options to full value shares such as RSUs. We introduced RSUs on a broad basis in 2008. We believe that using RSUs accomplishes two important goals. First, we believe the RSUs provide excellent compensation value to the participants since full value shares never go underwater while at the same time providing a strong incentive to grow the company. Secondly, RSUs reduce the number of shares issued under the plan and better manage the dilution of our total shares outstanding, which is important to all of us as stockholders.

Q.	Who will be eligible to participate in the program?

A.	The program will be open to most active employees, with certain exceptions. Our Board of Directors, CEO and other named executive officers will not be eligible to participate. In addition, employees in certain countries may not be eligible to participate due to local tax and regulatory requirements and/or other factors such as expense, complexity or similar considerations. Those countries will be identified before the exchange commences. Terminated employees who still hold outstanding options will not be eligible. If you terminate employment during the exchange, you will not be eligible to receive RSUs.

Q.	What options are eligible?

A.	Only options granted under the Polycom 2004 Equity Incentive Plan, Polycom 1996 Stock Incentive Plan, and the Picturetel Stock Option Plan will be eligible. The Accord, Voyant, ASPI, and Polycom 2001 equity plans are excluded from eligibility. Options under these plans were excluded primarily because of expiration dates, low strike prices, or a very small number of options that remain outstanding.

Eligible options must have been granted at least 12 months prior to the initiation of the program and have an exercise price above the 52-week high of our common stock as of the program’s start date.

Q.	Why do we have to use the 52-week high? Why not any option that is underwater?

A.	In order to receive stockholder approval, many of our stockholders will want to see that the strike price of the existing option is significantly underwater, using the 52-week high as the benchmark. Additionally, many stockholders will want to see that no recently granted options are included. They also want to see that our Board of Directors, CEO and other named executive officers are excluded, and they want to see that it is a value-neutral exchange (see next question).

Q.	How many RSUs would I receive for each option I exchange?

A.	The exchange of stock options for RSUs will be based upon a series of ratios under which a set number of options are exchanged for an RSU. This will be a value-neutral (also referred to as “value for value”) exchange. The ratio for each option is calculated at the time of the exchange using a valuation model called Black-Scholes. This is the same valuation model used to report the expenses associated with the plan under Financial Accounting Standards Board requirements. For an exchange, the model takes into account the current price of our stock at the beginning of the exchange, the historical volatility of our stock price, the exercise price and the remaining life of the eligible option. The result is a dollar value for each option. The value of the RSU (which is our current stock price at the time) is divided by the value of the option to arrive at the exchange ratio.

The total number of RSUs an employee could receive will be determined by dividing the number of options they wish to exchange by the ratio for that option. The final amount would be rounded down to the nearest whole share.

For example: If an employee exchanged an option of 500 shares with an exercise price of $33.30 per share and the exchange ratio at the time was 5.0 options for one (1) RSU, he or she would receive 100 RSUs in exchange for the surrendered option (500 divided by 5.0).

Q.	Why are there different exchange ratios for different stock option grants?

A.	The difference is primarily due to the value of the option being exchanged, which is greatly affected by the exercise price of the option and the period that remains before the option expires.

For example, using the options in the example table from page 15 of the proxy, one option at $33.30 with nearly five years remaining is valued much higher than an option at $33.50 with one year remaining before expiration. The option with five years remaining would have a much lower ratio and therefore would be exchangeable for more RSUs. By the same token, an option at $33.50 with one year remaining has a lower exchange ratio than one at $47.05 with approximately one year remaining.

Q.	Are the ratios shown in the proxy the ratios that will be used?

A.	No, the actual ratios would be determined at the commencement of the exchange. The current stock price is part of the valuation. The example in the proxy assumes the current stock price is $15.00 per share. Generally, if our stock price is higher, the ratios are lower (since the option is more valuable at a higher price) and if our stock price is lower the ratios are higher. A lower ratio results in more RSUs and a higher ratio results in less RSUs.

Q.	How will vesting work on the RSUs I receive as part of the exchange?

A.	The RSUs will be subject to a new vesting schedule, regardless of whether or not the options being exchanged are partially or fully vested. 50% of the shares will vest on the first anniversary of the award’s grant date and the remaining 50% of the shares will vest on the second anniversary, subject to your continued employment with Polycom through each vest date.

Q.	When will the stock exchange program begin?

A.	If we decide to implement the exchange program, it must begin within 12 months following stockholder approval of the program. Factors such as Polycom’s current stock price will be evaluated prior to commencing the program. Employees will be provided with specific details of the exchange if and when it begins.

Q.	Must all eligible employees participate in the exchange program?

A.	No, eligible employees will not be required to participate in the program. Participation is completely voluntary.

Q.	How do I know which stock options I can exchange?

A.	Options granted within 12 months of the commencement of the program and/or any options with an exercise price less than the 52-week high would not be eligible to be exchanged. Should the program receive approval, and should the company decide to implement the program, you will receive specifics on which of your options, if any, are eligible.

Q.	If I choose to participate, how long will I have to decide?

A.	Eligible employees will have an election period of at least 20 business days from the start of the program in which to decide.

Q.	What will happen to my options once I exchange them?

A.	All options exchanged as part of this program (other than options granted under the PictureTel plan) would be cancelled and returned to the pool and will then be available for future grants.

Q.	What happens to RSUs I receive through this exchange if I leave Polycom?

A.	If you leave before the vesting date, your unvested RSUs will be forfeited and you will not be issued any Polycom shares. If you leave after the vesting date, any vested shares are yours to keep and do with as you would any shares of common stock. There are special provisions if you leave the company due to death or permanent disability.

Q.	Why is the stock exchange program important for employees?

A.	It provides a renewed incentive to motivate and retain employees while rewarding them for their contributions to the company’s long-term shareholder value.

Q.	Why is the stock exchange program important for Polycom?

A.	It provides a way to improve the reward and retention value for our employees, as well as a way to increase alignment of our employees’ and stockholders’ interests.

Q.	Do I need to do anything now to participate?

A.	No, there is nothing for you to do now. Should the proposal receive approval, and should the company decide to proceed with the exchange at some time in the twelve months following the approval, we will provide additional communication and detailed information about your eligible stock options. There would be a formal offer to participate, called a Tender Offer, and employee communication meetings and materials.

Q.	Where can I get more information now?

A.	You can read the company’s proxy statement which is located at www.polycom.com/2009proxy as well as by accessing it on the SEC website at www.sec.gov. This document contains examples of exchange ratios and other details of the program. We are not planning any additional communication, other than this FAQ, until after the stockholders’ vote. Any further communication, either written or recorded, would need to be shared with our stockholders as well, requiring additional filings with the SEC.

Q.	Will I be able to vote on this year’s proxy?

A.	If you are a stockholder of Polycom common stock as of the record date (April 10, 2009), that is, you own shares outright, you will receive proxy materials, which include voting instructions.

Q.	If I vote for the proposal, do I have to participate in the exchange program?

A.	No, the two are entirely independent. If the proposal is approved and if Polycom decides to implement the exchange, employees with eligible options will have an opportunity to elect whether to participate at that time.

Note: This FAQ does not constitute an offer to holders of eligible options to exchange such options. The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, we will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. Our stockholders and option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, our stockholders and option holders may obtain free copies of the tender offer documents, when available, by contacting Polycom Inc., 4750 Willow Rd, Pleasanton, CA 94588 Attention: Stock Administration Department.